EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For More Information:
Ronald L. Thigpen	Andy Mus
Executive Vice President and COO	Vice President
Southeastern Bank Financial Corp.	Ketchum Inc.
706-481-1014	404-879-9075

Southeastern Bank Financial Corp. Reports Record Third Quarter 2012 Earnings

AUGUSTA, Ga., October 26, 2012 -- Southeastern Bank Financial Corp. (OTCQB:SBFC), the holding company for Georgia Bank & Trust Company of Augusta (GB&T), today reported record quarterly net income of $3.9 million for the three months ended Sept. 30, 2012, or $0.58 in diluted earnings per share, compared to $2.9 million, or $0.44 in diluted earnings per share, in the third quarter of 2011.

“We are pleased to have achieved another record quarter of income and earnings, especially in the midst of a slow growth economy, low interest rates and a costly regulatory environment,” said President and Chief Executive Officer R. Daniel Blanton. “As in previous quarters, we experienced a broad mix of positive results including growth in core earnings and mortgage income. We are delighted to see loan growth for the quarter. We saw decreases in both interest and noninterest expense for the third quarter, and our credit quality continued to remain solid with a decline in nonperforming assets.”

Total assets at Sept. 30, 2012, were $1.7 billion, an increase of $58.3 million from Dec. 31, 2011. Loans outstanding at the end of the third quarter were $883.1 million, an increase of $7.5 million from Dec. 31, 2011, and an increase of $20.8 million from Sept. 30, 2011. Total deposits were $1.4 billion at Sept. 30, 2012, an increase of $17.1 million from Dec. 31, 2011, and an increase of $35.1 million from Sept. 30, 2011. Cash and cash equivalents totaled $54.2 million at the end of the third quarter of 2012.

Net interest income for the third quarter of 2012 totaled $13.0 million, a slight decrease from $13.1 million for the same period in 2011. Noninterest income for the third quarter totaled $5.7 million, a 9.8 percent increase from $5.2 million for the same period a year ago, resulting from higher mortgage origination volume. Noninterest expense was $10.6 million in the third quarter of 2012, a slight decrease from a year ago.

The net interest margin was 3.34 percent for the quarter-ended Sept. 30, 2012, compared to 3.38 percent for the second quarter of 2012, and 3.51 percent for the same period a year ago. Annualized return on average assets (ROA) was 0.93 percent for the third quarter of 2012, an increase of 20 basis points from the same period a year ago, and annualized return on average shareholder’s equity (ROE) was 11.89 percent, an increase of 155 basis points from the third quarter of 2011.

Nonperforming assets at Sept. 30, 2012, were 2.03 percent of total assets, compared to 2.63 percent at June 30, 2012, and 2.34 percent at Sept. 30, 2011. Net charge-offs for the third quarter of 2012 totaled 0.93 percent of average loans on an annualized basis, compared to 0.97 percent annualized in the second quarter of 2012 and 1.20 percent annualized in the third quarter of 2011. The company held $4.1 million in OREO at Sept. 30, 2012, compared to $6.2 million at December 31, 2011, and $7.9 million at Sept. 30, 2011.

The company’s loan-loss provision expense was $2.4 million in the third quarter of 2012, compared to $1.9 million in the second quarter of 2012 and $3.5 million in the third quarter a year ago. The allowance for loan losses at Sept. 30, 2012, was $29.1 million, or 3.41 percent of loans outstanding, compared to $29.0 million, or 3.43 percent of loans outstanding, at Dec. 31, 2011, and $29.3 million, or 3.50 percent of loans outstanding, at Sept. 30, 2011.

Net income for the nine months ended Sept. 30, 2012, totaled $10.5 million, an increase of $2.5 million from the same period of 2011. Diluted earnings per share for the first nine months of 2012 were $1.58, an increase of $0.38 per share earned from the same period a year ago.

Net interest income for the first nine months of 2012 was $38.6 million, a 1.1 percent increase from $38.2 million in the first nine months of 2011. Noninterest income was $16.0 million for the first nine months of 2012, a 14.8 percent increase from $14.0 million in the same period of 2011. Noninterest expense was $32.8 million for the nine-month period ended Sept. 30, 2012, compared to $30.5 million in the same period in 2011.

“While we have seen some loan growth, the overall level of business activity continues to remain low in our market,” said Blanton. “As such, significant pressure remains on the net interest margin. We will continue with our strategy of maintaining a strong balance sheet, keeping expenses in line and finding ways of generating additional revenue growth.”

About Southeastern Bank Financial Corp.
Southeastern Bank Financial Corp. is the $1.7 billion-asset bank holding company of Georgia Bank & Trust Company of Augusta (GB&T). GB&T is the largest locally owned and operated community bank in the Augusta metro market, with nine full-service Augusta-area offices, three full-service offices in Aiken County, S.C. operating as Southern Bank & Trust and one limited service Loan Production Office in Athens, GA. The company also has mortgage operations in Augusta and Savannah. The banks focus primarily on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provides wealth management and trust services. The company’s common stock is publicly traded under the symbol SBFC on OTCQB. Investors can find Real-Time quotes and market information for the Company on www.otcmarkets.com or by visiting the Company’s Web site, www.georgiabankandtrust.com.

Safe Harbor Statement – Forward-Looking Statements
Statements made in this release by Southeastern Bank Financial Corporation (The Company) other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including: unanticipated changes in the Bank’s local economy and in the national economy; governmental monetary and fiscal policies; deposit levels, loan demand, loan collateral values and securities portfolio values; difficulties in interest rate risk management; difficulties in operating in a variety of geographic areas; the effects of competition in the banking business; changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans; and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

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SOUTHEASTERN BANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Balance Sheets

	September 30,
	2012	December 31,
Assets	(Unaudited)	2011

Cash and due from banks	$39,641,054	$51,080,600
Interest-bearing deposits in other banks	14,526,319	18,760,812
Cash and cash equivalents	54,167,373	69,841,412

Available-for-sale securities	676,088,612	603,758,999

Loans held for sale	29,165,522	29,615,131

Loans	853,927,025	846,010,275
Less allowance for loan losses	29,101,646	29,045,876
Loans, net	824,825,379	816,964,399

Premises and equipment, net	26,345,759	27,608,118
Accrued interest receivable	6,860,530	6,246,880
Bank-owned life insurance	31,544,363	30,713,488
Restricted equity securities	5,295,600	5,086,000
Other real estate owned	4,066,500	6,208,720
Prepaid FDIC assessment	2,367,042	3,419,738
Deferred tax asset	9,750,570	12,723,238
Other assets	2,627,396	2,586,986

	$1,673,104,646	$1,614,773,109

Liabilities and Stockholders’ Equity

Deposits
Noninterest-bearing	$160,998,122	$147,196,034
Interest-bearing:
NOW accounts	335,179,344	346,235,936
Savings	493,138,121	471,727,749
Money management accounts	43,483,647	42,977,515
Time deposits over $100,000	278,962,478	286,318,774
Other time deposits	124,581,637	124,766,377
	1,436,343,349	1,419,222,385

Securities sold under repurchase agreements	654,373	700,798
Advances from Federal Home Loan Bank	64,000,000	39,000,000
Accrued interest payable and other liabilities	17,858,016	15,874,526
Subordinated debentures	21,546,646	22,946,646

Total liabilities	1,540,402,384	1,497,744,355

Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized; 0 shares outstanding in 2012 and 2011, respectively	-	-
Common stock, $3.00 par value; 10,000,000 shares authorized; 6,680,225 and 6,677,667 shares issued in 2012 and 2011, respectively; 6,674,225 and 6,677,667 shares outstanding in 2012 and 2011, respectively	20,040,675	20,033,001
Additional paid-in capital	62,824,032	62,767,133
Retained earnings	41,132,092	30,593,180
Treasury stock, at cost; 6,000 and 0 shares in 2012 and 2011, respectively	(83,460)	-
Accumulated other comprehensive income, net	8,788,923	3,635,440

Total stockholders’ equity	132,702,262	117,028,754

	$1,673,104,646	$1,614,773,109

SOUTHEASTERN BANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Interest income:
Loans, including fees	$11,741,990	$12,635,856	$34,960,016	$38,090,629
Investment securities	4,134,441	4,450,114	12,801,516	13,279,868
Interest-bearing deposits in other banks	15,036	22,466	61,576	92,895
Total interest income	15,891,467	17,108,436	47,823,108	51,463,392

Interest expense:
Deposits	2,227,312	3,381,564	7,318,465	11,288,957
Securities sold under repurchase agreements	738	1,214	9,408	4,488
Other borrowings	683,606	637,019	1,910,598	2,014,416
Total interest expense	2,911,656	4,019,797	9,238,471	13,307,861

Net interest income	12,979,811	13,088,639	38,584,637	38,155,531

Provision for loan losses	2,401,386	3,534,567	6,567,098	10,198,085

Net interest income after provision for loan losses	10,578,425	9,554,072	32,017,539	27,957,446

Noninterest income:
Service charges and fees on deposits	1,732,609	1,729,312	5,028,932	5,057,149
Gain on sales of loans	2,873,107	2,097,176	6,895,581	5,024,313
Gain on sale of fixed assets	4,000	-	10,459	16,659
Investment securities gains (losses), net	(36,333)	250,514	441,186	368,737
Other-than-temporary loss
Total impairment loss	-	(64,711)	(13,314)	(191,618)
Less loss recognized in other comprehensive income	-	(24,072)	(4,268)	(89,494)
Net impairment loss recognized in earnings	-	(40,639)	(9,046)	(102,124)

Retail investment income	419,903	443,857	1,446,549	1,408,124
Trust service fees	279,808	284,120	857,084	849,358
Earnings from cash surrender value of bank-owned life insurance	304,892	301,918	830,875	767,898
Miscellaneous income	169,543	169,452	535,274	573,518
Total noninterest income	5,747,529	5,235,710	16,036,894	13,963,632

Noninterest expense:
Salaries and other personnel expense	6,603,393	5,990,176	19,343,362	17,207,907
Occupancy expenses	1,014,315	1,088,207	3,111,118	3,314,824
Other real estate losses (gains), net	(96,667)	572,243	1,252,269	1,033,212
Other operating expenses	3,090,970	2,971,831	9,073,049	8,904,176
Total noninterest expense	10,612,011	10,622,457	32,779,798	30,460,119

Income before income taxes	5,713,943	4,167,325	15,274,635	11,460,959

Income tax expense	1,838,467	1,242,912	4,735,723	3,429,487

Net income	$3,875,476	$2,924,413	$10,538,912	$8,031,472

Comprehensive income	$6,645,709	$5,637,598	$15,692,395	$15,323,762

Basic net income per share	$0.58	$0.44	$1.58	$1.20

Diluted net income per share	$0.58	$0.44	$1.58	$1.20

Weighted average common shares outstanding	6,680,020	6,677,059	6,679,294	6,676,463

Weighted average number of common and common equivalent shares outstanding	6,680,020	6,677,059	6,679,294	6,676,463